Exhibit 10.3

SIXTH AMENDMENT TO LEASE AGREEMENT

This Sixth Amendment to Lease Agreement (this “Sixth Amendment”) is made and entered into as of the 27th day of June, 2018, by and between PARAGON CENTRE HOLDINGS, LLC,  a Kentucky limited liability company (“Landlord”), and TEXAS ROADHOUSE HOLDINGS LLC, a Kentucky limited liability company (“Tenant”).

WITNESSETH THAT:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 11, 2012, as amended by that certain First Amendment to Lease dated January 10, 2013, as further amended by that certain Second Amendment to Lease dated February 11, 2015, as further amended by that certain Third Amendment to Lease dated January 25, 2016, as further amended by that certain Fourth Amendment to Lease Agreement (the “Fourth Amendment”) dated January 13, 2017, and as further amended by that certain Fifth Amendment to Lease Agreement dated  November 2, 2018 (collectively, the “Lease) for the lease of Suites 140, 150, 200, 250, 300, 305, 320, 410, 420 and 430 collectively containing approximately 38,423 square feet of rentable space (the “Existing Premises”) within that certain building commonly known as One Paragon Centre (the “Building”);

WHEREAS, subject to the terms and conditions of this Sixth Amendment, Tenant desires to lease additional space known as Suite 400 containing approximately 5,894 square feet of rental space within the Building (the “Suite 400 Expansion Premises”); and

WHEREAS, Landlord and Tenant desire to amend certain terms and conditions of the Lease and evidence their agreements and other matters by means of this Sixth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereby agree as follows:

1.        Expansion.  Subject to the terms and conditions of this Sixth Amendment, commencing retroactively as of May 1, 2018 and continuing thereafter for the duration of the Term of the Lease (as the same may be extended), (i) Landlord agrees to lease and Tenant agrees to accept in its "AS IS WHERE IS" condition, the Suite 400 Expansion Premises; (ii) Paragraph 2.1 of the Lease shall be amended to include the Suite 400 Expansion Premises and the total rentable square footage of the Existing Premises, as expanded by the Suite 400 Expansion Premises, shall be approximately 44,317 square feet; (iii) the Premises under the Lease shall mean the Existing Premises, as expanded by the Suite 400 Expansion Premises; (iv) the Term for the Suite 400 Expansion Premises shall be coterminous with the remainder of the Existing Premises (including the existing one (1) five (5) year renewal option set forth in Section 5 of the Fourth Amendment); (v) Paragraph 3.1 of the Lease is hereby amended to state that Tenant's obligation to pay Base Rent and Tenant's Prorata Share of Operating Expenses for the Suite 400 Expansion Premises commences retroactively as of May 1, 2018; (vi) Paragraph 3.2 of the Lease is hereby amended to state that Tenant's obligation to pay Tenant's Prorata Share of Operating Expenses for the Suite 400 Expansion Premises commences retroactively as of May 1, 2018; (vii) Article I and Paragraph 3.2 of the Lease are hereby amended to provide that the “Base Year” for purposes of the Suite 400 Expansion Premises and Tenant's Prorata Share of Operating Expenses for the Suite 400 Expansion Premises shall be calendar year 2011; and (viii) in the event Tenant elects to exercise its renewal option granted under the Lease in accordance with the terms and conditions of Section 5 of the Fourth Amendment, then Base Rent for the Suite 400 Expansion Premises shall increase annually by two percent (2%).

2.        Base Rent.

(a)       Notwithstanding anything to the contrary contained in the Lease, commencing retroactively as of May 1, 2018 and continuing thereafter for the duration of the Term (as the same may be extended), Tenant covenants and agrees to pay to Landlord, without notice or demand, on the first (1st) day of each month in advance, Base Rent for the Suite 400 Expansion Premises in accordance with the following schedule:

Period	Per Sq. Ft.	Annual Base Rent
5/1/18 – 8/28/18	$19.99	$117,821.06*
8/29/18 – 12/31/18	$21.74	$128,135.56*
1/1/19 – 12/31/19	$22.17	$130,669.98
1/1/20 – 12/31/20	$22.61	$133,263.34
1/1/21 – 12/31/21	$23.06	$135,915.64
1/1/22 – 12/31/22	$23.52	$138,626.88
1/1/23 – 12/31/23	$23.99	$141,397.06
1/1/24 – 12/31/24	$24.47	$144,226.18
1/1/25 – 12/31/25	$24.96	$147,114.24

*annualized

(b)       Notwithstanding the foregoing, except as otherwise expressly set forth herein, all other rent due and payable to Landlord from Tenant, including, without limitation, Base Rent for the Existing Premises (i.e., Suites 140, 150, 200, 250, 300, 305, 320, 410, 420 and 430) and Tenant’s Prorata Share of Operating Expenses for the Existing Premises and the Suite 400 Expansion Premises shall be paid in accordance with the terms and conditions of the Lease, as amended by this Sixth Amendment.

3.        Parking.  Landlord and Tenant agree that effective retroactively as of May 1, 2018, Section 11.13 of the Lease shall be amended to state that Tenant’s occupancy of the Existing Premises, as expanded by the Suite 400 Expansion Premises, shall include the use of up to one hundred seventy-seven (177) parking spaces (based on a ratio of 4.0 parking spaces per 1,000 rentable square feet) which shall be used in common with other tenants, invitees and visitors of the Building.

4.        Miscellaneous.

(a)       All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

(b)       This Sixth Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

(c)       EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect according to its terms and shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns; the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Sixth Amendment, the terms of this Sixth Amendment shall control as to the subject matter covered herein.

(d)       This Sixth Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  This Sixth Amendment shall be binding on the parties when executed and delivered by the parties to one another by facsimile and/or other electronic transmission.

—Signatures Appear on Following Page—

IN WITNESS WHEREOF, the undersigned parties have duly executed this Sixth Amendment as of the date and year first above written.

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LANDLORD:		TENANT:

PARAGON CENTRE HOLDINGS, LLC,		TEXAS ROADHOUSE HOLDINGS LLC,
a Kentucky limited liability company		a Kentucky limited liability company

		By:	Texas Roadhouse, Inc., a Delaware corporation, its Manager

By:	/s/ David W. Nicklies	By:	/s/ Tonya Robinson
	David W. Nicklies, Manager		Tonya Robinson, CFO